Bank of America

Bank of America Reports Q3-17 Net Income of $5.6 Billion

EPS up 17% to $0.48, Driven by Strong Operating Leverage[1] and Solid Asset Quality

Q3-17 Financial Highlights[2]

- Net income increased 13% to $5.6 billion, and diluted EPS increased 17% to $0.48
  - YTD net income increased 19% to $15.7 billion
- Revenue, net of interest expense, increased 1% to $21.8 billion from $21.6 billion
  - Net interest income (NII) increased $960 million, or 9%, to $11.2 billion, reflecting benefits from higher interest rates, as well as loan and deposit growth[(A)]
  - Noninterest income decreased $756 million, or 7%, to $10.7 billion, driven primarily by lower mortgage banking income and lower sales and trading revenue, partially offset by higher asset management fees
- Credit quality remained strong. Provision for credit losses decreased 2% to $834 million from $850 million. Net charge-offs increased 1% to $900 million from $888 million; the net charge-off ratio declined to 0.39% from 0.40%
- Noninterest expense declined $342 million, or 3%, to $13.1 billion with reductions in both personnel and non-personnel expenses
  - Efficiency ratio improved to 60% from 62%
- Average loan balances in business segments rose $46 billion, or 6%, to $842 billion[3]
- Total average deposit balances increased $45 billion, or 4%, to $1.27 trillion
- Return on average assets of 0.98%; return on average common equity of 8.1%; return on average tangible common equity of 11.3%[(B)]
- Book value per share declined 1% to $23.92; tangible book value per share[(B)] rose 1% to $17.23. Book value and tangible book value per share include an increase in common shares outstanding associated with the conversion of preferred shares held by Berkshire Hathaway into common stock
- Repurchased $7.9 billion in common stock and paid $2.8 billion in common dividends YTD

Q3-17 Business Segment Highlights[2]

Consumer Banking

- Revenue rose 10% to $8.8 billion
- Loans up 8%; deposits up 9%
- Merrill Edge brokerage assets up 21%
- Mobile banking active users increased 11% to 23.6 million
- Credit/debit spend up 7% to $137 billion

Global Wealth and Investment Management

- Revenue rose 6% to $4.6 billion
- Total client balances increased $186 billion to a record of nearly $2.7 trillion
- Loans increased 8%
- Record assets under management (AUM) balances of more than $1 trillion

Global Banking

- Revenue rose 5% to $5.0 billion
- Loans increased 4%
- Deposits increased 3%
- Firmwide investment banking fees up 1% to $1.5 billion; best Q3 since the Merrill Lynch merger

Global Markets

- Sales and trading revenue of $3.1 billion, including negative net debit valuation adjustment (DVA) of $21 million
- Excluding net DVA, sales and trading revenue down 15% vs. strong Q3-16[(C)]
  - FICC down 22%[(C)]
  - Equities up 2%[(C)]

CEO Commentary

"Our focus on responsible growth and improving the way we serve customers and clients produced another quarter of strong results. Revenue across our four lines of business grew 4 percent, even with a challenging comparable quarter for trading. We delivered positive operating leverage year over year for the 11th consecutive quarter while continuing to invest in improved capabilities. Digital activity with customers continues to shape the way we provide products and services to customers, with the most recent example being Zelle, our new person-to-person payment capability."

— Brian Moynihan, Chief Executive Officer

Balance Sheet Highlights ($ in billions)	September 30, 2017	June 30, 2017	September 30, 2016
Average total assets	**$ 2,271**	$ 2,269	$ 2,189
Average loans and leases[4]	**918**	915	901
Average deposits	**1,272**	1,257	1,227
Global Liquidity Sources, average[(D)]	**517**	513	523
Common equity tier 1 (CET1) ratio (transition)	**11.9%**	11.6%	11.0%
CET1 ratio (fully phased-in, advanced approaches)[(E)]	**11.9**	11.5	10.9

[1] Operating leverage is calculated as the year-over-year percent change in revenue, net of interest expense, less the percent change in noninterest expense.
[2] Financial Highlights and Business Segment Highlights compare to the year-ago quarter unless noted. Loan and deposit balances are shown on an average basis unless noted.
[3] Average loan and lease balances for business segments exclude loans in All Other of $77 billion, $88 billion, and $105 billion for Q3-17, Q2-17 and Q3-16, respectively.
[4] Includes $6.5 billion and $9.3 billion of non-U.S. consumer credit card loans in Q2-17 and Q3-16, respectively.

1

Bank of America

CFO Commentary

"Client activity remained strong across the franchise. Year over year, we grew average deposits by $45 billion, or 4 percent, and increased average loan balances in our business segments by $46 billion, or 6 percent. It's worth noting that we grew loans while remaining within our customer and risk frameworks, as evidenced by our low loss rates. Our balance sheet remained strong, which enabled us to repurchase nearly $3 billion in common stock and pay $1.3 billion in common stock dividends in the quarter."

— Paul M. Donofrio, Chief Financial Officer

Consumer Banking

Financial Results[1]

- Net income increased $274 million, or 15%, to $2.1 billion, driven by solid operating leverage; pretax, pre-provision net revenue increased 20% to $4.3 billion[(F)]
- Revenue increased $806 million, or 10%, to $8.8 billion
  - NII increased $922 million, or 17%, driven by strong deposit and loan growth
  - Noninterest income decreased $116 million, or 4%, reflecting lower mortgage banking income, partially offset by higher card income and service charges
- Provision for credit losses increased $269 million, driven primarily by credit card seasoning and loan growth. Net reserve increase of $167 million vs. release of $12 million
- Noninterest expense increased $88 million, or 2%, driven by investments, such as refurbishing financial centers, upgrading ATMs and deploying new digital capabilities and primary sales professionals

	Three months ended		
($ in millions)	9/30/2017	6/30/2017	9/30/2016
Total revenue (FTE)[2]	**$8,774**	$8,509	$7,968
Provision for credit losses	**967**	834	698
Noninterest expense	**4,459**	4,411	4,371
Pretax income	**3,348**	3,264	2,899
Income tax expense	**1,261**	1,233	1,086
Net income	**$2,087**	$2,031	$1,813

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.

Business Highlights[1,2]

- Total client balances up 10% to $1.1 trillion
  - Merrill Edge brokerage assets grew $29.3 billion, or 21%, to $167.3 billion, driven by strong client flows and market performance; new accounts up 6%
- Average deposits grew $53.3 billion, or 9%; average loans grew $20.1 billion, or 8%
- Combined credit/debit card spending up 7%
- 4,511 financial centers, including 30 new openings and 303 renovations during the past 12 months
- Digital usage continued to grow; digital sales grew to 22% of all Consumer Banking sales
  - Mobile channel usage up 19% to 1.2 billion interactions
  - 13.6 million person-to-person payments through Zelle, up 68%
  - 23.6 million mobile banking active users, up 11%
- Efficiency ratio improved to 51% from 55%

	Three months ended		
($ in billions)	9/30/2017	6/30/2017	09/30/2016
Average deposits	**$659.0**	$652.8	$605.7
Average loans and leases	**268.8**	261.5	248.7
Brokerage assets (EOP)	**167.3**	159.1	138.0
Mobile banking active users (MM)	**23.6**	22.9	21.3
Number of financial centers	**4,511**	4,542	4,629
Efficiency ratio (FTE)	**51%**	52%	55%
Return on average allocated capital	**22**	22	21
Total U.S. Consumer Credit Card[2]			
New card accounts (MM)	**1.3**	1.3	1.3
Total credit/debit spend	**$137.0**	$137.0	$128.6
Risk-adjusted margin	**8.6%**	8.4%	9.1%

[1] Comparisons are to the year-ago quarter unless noted.
[2] The U.S. consumer credit card portfolio includes Consumer Banking and GWIM.

2

Bank of America

Global Wealth and Investment Management

Financial Results[1]

- Net income increased $71 million, or 10%, to $769 million as solid revenue growth more than offset increased revenue-related expenses
- Revenue rose $241 million, or 6%, to $4.6 billion
  - NII grew $102 million, or 7%, driven by higher short-term interest rates
  - Noninterest income increased $139 million, or 5%, as higher asset management fees more than offset lower transactional revenue
- Noninterest expense increased $115 million, or 4%, driven by higher revenue-related incentive costs

	Three months ended		
($ in millions)	9/30/2017	6/30/2017	9/30/2016
Total revenue (FTE)[2]	**$4,620**	$4,695	$4,379
Provision for credit losses	**16**	11	7
Noninterest expense	**3,370**	3,392	3,255
Pretax income	**1,234**	1,292	1,117
Income tax expense	**465**	488	419
Net income	**$769**	$804	$698

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.

Business Highlights[1]

- Total client balances increased $186 billion, or 7%, to nearly $2.7 trillion, driven by higher market valuations and positive AUM flows
- Average deposit balances declined $14.2 billion, or 6%, due primarily to clients shifting balances into investments
- Average loans and leases grew $11.1 billion, or 8%, driven by mortgage and structured lending; 30th consecutive quarter of average loan growth
- Strong AUM flows of nearly $21 billion in Q3-17, reflecting solid client activity, as well as a shift from brokerage to AUM
- Pretax margin increased to 27% from 26%
- Number of wealth advisors[2] increased 2% to 19,108

	Three months ended		
($ in billions)	9/30/2017	6/30/2017	9/30/2016
Average deposits	**$239.6**	$245.3	$253.8
Average loans and leases	**154.3**	150.8	143.2
Total client balances	**2,676.2**	2,617.4	2,490.2
AUM flows	**20.7**	27.5	10.2
Pretax margin	**27%**	28%	26%
Efficiency ratio (FTE)	**73**	72	74
Return on average allocated capital	**22**	23	21

[1] Comparisons are to the year-ago quarter unless noted.
[2] Includes financial advisors in Consumer Banking of 2,267 and 2,171 in Q3-17 and Q3-16.

3

Bank of America

Global Banking

Financial Results[1]

- Net income increased $207 million, or 13%, to $1.8 billion, driven by higher revenue and lower provision for credit losses
- Revenue increased $240 million, or 5%, to $5.0 billion
  - NII increased 11%, reflecting the benefits of higher short-term interest rates, as well as loan and deposit growth
  - Noninterest income decreased modestly
- Provision for credit losses decreased $70 million to $48 million, driven by reductions in energy exposures
- Noninterest expense decreased $34 million, or 2%, driven by improved operating costs, partially offset by investments in technology and relationship bankers

	Three months ended		
($ in millions)	9/30/2017	6/30/2017	9/30/2016
Total revenue (FTE)[2,3]	**$4,986**	$5,039	$4,746
Provision for credit losses	**48**	15	118
Noninterest expense	**2,118**	2,154	2,152
Pretax income	**2,820**	2,870	2,476
Income tax expense	**1,062**	1,084	925
Net income	**$1,758**	$1,786	$1,551

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking and loan origination activities.
[3] Revenue, net of interest expense.

Business Highlights[1,2]

- Average loans and leases grew $11.7 billion, or 4%, to $346 billion
- Average deposits increased $8.4 billion, or 3%, to $316 billion
- Total firmwide investment banking fees of $1.5 billion (excluding self-led deals), up 1%
  - Ranked No. 3 globally in total investment banking fees[(G)]
- Return on average allocated capital remained stable at 17%, despite $3 billion in additional allocated capital
- Efficiency ratio improved to 43% from 45%

	Three months ended		
($ in billions)	9/30/2017	6/30/2017	9/30/2016
Average deposits	**$315.7**	$300.5	$307.3
Average loans and leases	**346.1**	345.1	334.4
Total Corp. IB fees (excl. self-led)[2]	**1.5**	1.5	1.5
Global Banking IB fees[2]	**0.8**	0.9	0.8
Business Lending revenue	**2.3**	2.2	2.3
Global Transaction Services revenue	**1.8**	1.8	1.6
Efficiency ratio (FTE)	**43%**	43%	45%
Return on average allocated capital	**17**	18	17

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking and loan origination activities.

4

Bank of America

Global Markets

Financial Results[1]

- Net income decreased $318 million, or 30%, to $756 million from near-record year-ago levels, due to lower revenue
- Revenue down $458 million, or 11%, to $3.9 billion; excluding net DVA[4], revenue decreased $564 million, or 13%, to $3.9 billion, driven by lower sales and trading results relative to a strong year-ago quarter
- Noninterest expense increased $54 million to $2.7 billion, as lower operating costs were more than offset by continued investments in technology

	Three months ended		
($ in millions)	9/30/2017	6/30/2017	9/30/2016
Total revenue (FTE)[2,3]	**$3,900**	$3,947	$4,358
Net DVA[4]	**(21)**	(159)	(127)
Total revenue (excl. net DVA) (FTE)[2,3,4]	**3,921**	4,106	4,485
Provision for credit losses	**(6)**	25	19
Noninterest expense	**2,710**	2,650	2,656
Pretax income	**1,196**	1,272	1,683
Income tax expense	**440**	442	609
Net income	**$756**	$830	$1,074
Net income (excl. net DVA)[4]	**$769**	$929	$1,153

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking and loan origination activities.
[3] Revenue, net of interest expense.
[4] Revenue and net income, excluding net DVA, are non-GAAP financial measures. See endnote C for more information.

Business Highlights[1,2]

- Sales and trading revenue decreased $471 million, or 13%, to $3.1 billion
- Excluding net DVA, sales and trading revenue declined 15% to $3.2 billion[(C)]
  - Fixed Income, Currencies and Commodities (FICC) decreased 22%, driven by less favorable market conditions across credit-related products, as well as lower volatility in rates products
  - Equities increased 2%, due to growth in client financing activities, partially offset by slower secondary market activity
- Year-to-date sales and trading revenue decreased 3% to $10.2 billion. Excluding net DVA, year-to-date sales and trading revenue decreased $168 million, or 2%, to $10.5 billion[(C)]
- Return on average allocated capital decreased to 9% from 12%

	Three months ended		
($ in billions)	9/30/2017	6/30/2017	9/30/2016
Average trading-related assets	**$442.3**	$452.6	$415.4
Average loans and leases	**72.3**	69.6	69.0
Sales and trading revenue	**3.1**	3.2	3.6
Sales and trading revenue (excl. net DVA)[(C)]	**3.2**	3.4	3.7
Global Markets IB fees[2]	**0.6**	0.6	0.6
Efficiency ratio (FTE)	**69%**	67%	61%
Return on average allocated capital	**9**	10	12

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking and loan origination activities.

5

6 All Other Three months ended Financial Results1 ($ in millions) 9/30/2017 6/30/2017 9/30/2016 Total revenue (FTE)2 $(201) $876 $412 Provision for credit losses (191) (159) 8 Noninterest expense 482 1,119 1,047 Pretax loss (492) (84) (643) Income tax expense (benefit) (709) 98 (462) Net income (loss) $217 $(182) $(181) 1 Comparisons are to the year-ago quarter unless noted. 2 Revenue, net of interest expense. Note: All Other consists of asset liability management (ALM) activities, equity investments, non-core mortgage loans and servicing activities, the net impact of periodic revisions to the mortgage servicing rights (MSR) valuation model for both core and non-core MSRs and the related economic hedge results and ineffectiveness, liquidating businesses, residual expense allocations and other. ALM activities encompass certain residential mortgages, debt securities, interest rate and foreign currency risk management activities, the impact of certain allocation methodologies and accounting hedge ineffectiveness. The results of certain ALM activities are allocated to our business segments. Equity investments include our merchant services joint venture, as well as Global Principal Investments, which is comprised of a portfolio of equity, real estate and other alternative investments. During the second quarter of 2017, the Corporation completed the sale of its non-U.S. consumer credit card business to a third party. Annual retirement-eligible incentive costs are recorded in the first quarter of every year and allocated to the business segments throughout the year. • Net income of $217 million, compared to a net loss of $181 million • Revenue declined $613 million, reflecting lower mortgage banking income and the absence of the non-U.S. consumer credit card business – Mortgage banking income was negatively impacted by less favorable valuations on mortgage servicing rights, net of related hedges, as well as a $0.1 billion increase in representations and warranties provision • The provision for credit losses improved $199 million to a benefit of $191 million, driven primarily by loan sale recoveries, continued runoff of the non-core portfolio and the absence of the non-U.S. consumer credit card business • Noninterest expense decreased $565 million, due to lower operational costs, driven by the sale of the non-U.S. consumer card business, and lower litigation expense • The income tax benefit increased $247 million to $709 million, as the year-ago quarter included a $350 million charge related to the reduction of the U.K. corporate income tax rate

Bank of America

Credit Quality

Highlights[1]

- Overall credit quality remained strong

Q3-17 vs. Q3-16

- Net charge-offs increased $12 million to $900 million, driven primarily by higher commercial losses, partially offset by lower losses in consumer
  - The net charge-off ratio decreased to 0.39% from 0.40%
- The provision for credit losses improved $16 million to $834 million, driven primarily by lower losses in consumer real estate and reductions in energy exposures, partially offset by the impact of credit card seasoning and loan growth
- Nonperforming assets declined $1.9 billion to $6.9 billion, driven by credit quality improvement and loan sales

Q3-17 vs. Q2-17

- Net charge-offs declined $8 million, driven by lower consumer losses
  - The net charge-off ratio decreased to 0.39% from 0.40%
- The provision for credit losses increased $108 million due to seasoning in the U.S. credit card portfolio and loan growth

Reserve Release

- The net reserve release was $66 million, compared to $182 million in the prior quarter and $38 million in the year-ago quarter. The Q3-17 net reserve release was driven by continued improvements in consumer real estate and energy exposures, partially offset by seasoning in the U.S. credit card portfolio and loan growth

	Three months ended		
($ in millions)	9/30/2017	6/30/2017	9/30/2016
Provision for credit losses	**$834**	$726	$850
Net charge-offs[2]	**900**	908	888
Net charge-off ratio[3]	**0.39%**	0.40%	0.40%
At period-end			
Nonperforming loans, leases and foreclosed properties	**$6,869**	$7,127	$8,737
Nonperforming loans, leases and foreclosed properties ratio[4]	**0.75%**	0.78%	0.97%
Allowance for loan and lease losses[5]	**$10,693**	$10,875	$11,692
Allowance for loan and lease losses ratio[5]	**1.16%**	1.20%	1.30%

[1] Comparisons are to the year-ago quarter unless noted.
[2] Includes net charge-offs of $31 million and $43 million for the three months ended June 30, 2017 and September 30, 2016, respectively, for non-U.S. credit card loans. During the second quarter of 2017, the Corporation completed the sale of its non-U.S. consumer credit card business to a third party.
[3] Net charge-off ratio is calculated as annualized net charge-offs divided by average outstanding loans and leases during the period.
[4] Nonperforming loans, leases and foreclosed properties ratio is calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.
[5] The allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period. Excluding non-U.S. consumer credit card allowance of $258 million in Q3-16, the allowance for loan and lease losses was $11.4 billion and the allowance as a percentage of ending loans was 1.29%.

Note: Ratios do not include loans accounted for under the fair value option.

7

Bank of America

Balance Sheet, Liquidity and Capital Highlights ($ in billions except per share data, end of period)			
	Three months ended		
	9/30/2017	6/30/2017	9/30/2016
Total assets	**$2,283.9**	$2,254.5	$2,195.3
Total loans and leases[1]	**927.1**	916.7	905.0
Total loans and leases in business segments (excluding *All Other*)	**854.3**	837.8	802.4
Total deposits	**1,284.4**	1,263.0	1,232.9
Funding and Liquidity			
Long-term debt	**$228.7**	$223.9	$225.1
Global Liquidity Sources, average[(D)]	**517**	513	523
Time to Required Funding (months)[(D)]	**52**	49	38
Liquidity Coverage Ratio[(D),5]	**126%**	126%	n/a
Equity			
Common shareholders' equity	**$250.1**	$245.8	$244.9
Common equity ratio	**11.0%**	10.9%	11.2%
Tangible common shareholders' equity[3]	**$180.1**	$175.7	$173.5
Tangible common equity ratio[3]	**8.1%**	8.0%	8.2%
Per Share Data[4]			
Common shares outstanding (in billions)	**10.46**	9.88	10.12
Book value per common share	**$23.92**	$24.88	$24.19
Tangible book value per common share[3]	**17.23**	17.78	17.14
Regulatory Capital			
Basel 3 Transition (as reported)[2,5]			
Common equity tier 1 (CET1) capital	**$176.1**	$171.4	$169.9
Risk-weighted assets	**1,483**	1,478	1,547
CET1 ratio	**11.9%**	11.6%	11.0%
Basel 3 Fully Phased-in[2,5]			
CET1 capital	**$173.6**	$168.7	$165.9
Standardized approach			
Risk-weighted assets	**$1,420**	$1,405	$1,411
CET1 ratio	**12.2%**	12.0%	11.8%
Advanced approaches[(E)]			
Risk-weighted assets	**$1,461**	$1,464	$1,524
CET1 ratio	**11.9%**	11.5%	10.9%
Supplementary leverage[(H)]			
Bank holding company supplementary leverage ratio (SLR)	**7.1%**	7.0%	7.1%
Bank SLR	**7.4**	7.3	7.5

[1] Period-end loan balances include $9.3 billion for the quarter ended September 30, 2016 of non-U.S. consumer credit card loans. During the second quarter of 2017, the Corporation completed the sale of its non-U.S. consumer credit card business to a third party.
[2] Bank of America reports regulatory capital ratios under both the Standardized and Advanced approaches. The approach that yields the lower ratio is used to assess capital adequacy, which is the Advanced approaches for the periods presented. Basel 3 fully phased-in Advanced approaches estimates assume approval by U.S. banking regulators of our internal models methodology (IMM) for calculating counterparty credit risk regulatory capital for derivatives. As of September 30, 2017, we did not have regulatory approval of the IMM model. Basel 3 fully phased-in common equity tier 1 (CET1) capital ratio would be reduced by approximately 25 bps if IMM is not used.
[3] Represents a non-GAAP financial measure. For reconciliation, see pages 17-18 of this press release.
[4] Berkshire Hathaway exercised its warrants to purchase 700 million shares of BAC common stock in Q3-17 using its Series T preferred shares, which resulted in an increase to common shares outstanding.
[5] Regulatory capital and liquidity ratios as of September 30, 2017 are preliminary. CET1 capital, risk-weighted assets (RWA) and CET1 ratio as shown on a fully phased-in basis are non-GAAP financial measures. For a reconciliation of CET1 to fully phased-in, see page 13 of this press release.
n/a = not applicable

8

9 Endnotes A B C D E F G H The Corporation also measures net interest income on an FTE basis, which is a non-GAAP financial measure. FTE basis is a performance measure used in operating the business that management believes provides investors a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources, and is consistent with industry practices. Net interest income on an FTE basis was $11.4 billion and $10.4 billion for the three months ended September 30, 2017 and 2016. For reconciliation to GAAP financial measures, refer to pages 17–18 of this press release. Global Liquidity Sources (GLS) includes cash and high-quality, liquid, unencumbered securities, limited to U.S. government securities, U.S. agency securities, U.S. agency MBS, and a select group of non-U.S. government and supranational securities, and is readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity among legal entities may be subject to certain regulatory and other restrictions. The Liquidity Coverage Ratio (LCR) represents the consolidated average amount of high-quality liquid assets as a percent of the prescribed average net cash outflows over a 30-calendar-day period of significant liquidity stress, under the U.S. LCR final rule. Time to required funding (TTF) is a debt coverage measure and is expressed as the number of months unsecured holding company obligations of Bank of America Corporation can be met using only the Global Liquidity Sources held at the BAC parent company and NB Holdings without the BAC parent company issuing debt or sourcing additional liquidity. We define unsecured contractual obligations for purposes of this metric as maturities of senior or subordinated debt issued or guaranteed by Bank of America Corporation. Fully phased-in estimates are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to page 13 of this press release. Basel 3 fully phased-in Advanced approaches estimates assume approval by U.S. banking regulators of our internal models methodology (IMM) for calculating counterparty credit risk regulatory capital for derivatives. As of September 30, 2017, we did not have regulatory approval of the IMM model. Basel 3 fully phased-in Common equity tier 1 capital ratio would be reduced by approximately 25 bps if IMM is not used. Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to pages 17–18 of this press release. Rankings per Dealogic as of October 2, 2017 for the three months ended September 30, 2017, excluding self-led deals. The numerator of the SLR is quarter-end Basel 3 Tier 1 capital calculated on a fully phased-in basis. The denominator is total leverage exposure based on the daily average of the sum of on-balance sheet exposures less permitted Tier 1 deductions, as well as the simple average of certain off-balance sheet exposures, as of the end of each month in a quarter. Off-balance sheet exposures primarily include undrawn lending commitments, letters of credit, potential future derivative exposures and repo-style transactions. Global Markets revenue and net income, excluding net debit valuation adjustments (DVA), and sales and trading revenue, excluding net DVA, are non-GAAP financial measures. Net DVA losses were $21 million, $159 million and $127 million for the three months ended September 30, 2017, June 30, 2017 and September 30, 2016, respectively. Net DVA losses were $310 million and $137 million for the nine months ended September 30, 2017 and 2016, respectively. FICC net DVA losses were $14 million, $148 million and $121 million for the three months ended September 30, 2017, June 30, 2017 and September 30, 2016, respectively. FICC net DVA losses were $282 million and $140 million for the nine months ended September 30, 2017 and 2016, respectively. Equities net DVA losses were $7 million, $11 million and $6 million for the three months ended September 30, 2017, June 30, 2017 and September 30, 2016, respectively. Equities net DVA gains (losses) were $(28) million and $3 million for the nine months ended September 30, 2017 and 2016, respectively. Pretax, pre-provision net revenue (PPNR) is a non-GAAP financial measure. PPNR is total revenue, net of interest expense (on an FTE basis), less noninterest expense. Consumer Banking total revenue, net of interest expense (on an FTE basis) was $8.8 billion and $8.0 billion for the three months ended September 30, 2017 and 2016. Noninterest expense was $4.5 billion and $4.4 billion for the three months ended September 30, 2017 and 2016.

10 Contact Information and Investor Conference Call Invitation Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Paul Donofrio will discuss third- quarter 2017 financial results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international), and the conference ID is 79795. Please dial in 10 minutes prior to the start of the call. Investors can access replays of the conference call by visiting the Investor Relations website or by calling 1.800.934.4850 (U.S.) or 1.402.220.1178 (international) from noon on October 13, through 11:59 p.m. ET on October 20. Investor Call Information Investors May Contact: Lee McEntire, Bank of America, 1.980.388.6780 Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112 Reporters May Contact: Jerry Dubrowski, Bank of America, 1.646.855.1195 jerome.f.dubrowski@bankofamerica.com About Bank of America Bank of America is one of the world's leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 47 million consumer and small business relationships with approximately 4,500 retail financial centers, approximately 16,000 ATMs, and award-winning digital banking with approximately 34 million active users, including approximately 24 million mobile users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange. Forward-Looking Statements Bank of America Corporation (the “Company”) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Company's current expectations, plans or forecasts of its future results, revenues, expenses, efficiency ratio, capital measures, strategy, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Company's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

11 You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Company's 2016 Annual Report on Form 10-K and in any of the Company's subsequent Securities and Exchange Commission filings: the Company's potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation, regulatory proceedings and enforcement actions, including inquiries into our retail sales practices, and the possibility that amounts may be in excess of the Company’s recorded liability and estimated range of possible loss for litigation exposures; the possibility that the Company could face increased servicing, securities, fraud, indemnity, contribution or other claims from one or more counterparties, including trustees, purchasers of loans, underwriters, issuers, other parties involved in securitizations, monolines or private-label and other investors; the possibility that future representations and warranties losses may occur in excess of the Company's recorded liability and estimated range of possible loss for its representations and warranties exposures; the Company’s ability to resolve representations and warranties repurchase and related claims, including claims brought by investors or trustees seeking to avoid the statute of limitations for repurchase claims; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Company's exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates, currency exchange rates and economic conditions; the impact on the Company's business, financial condition and results of operations of a potential higher interest rate environment; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. or global economic conditions, and other uncertainties; the impact on the Company's business, financial condition and results of operations from a protracted period of lower oil prices or ongoing volatility with respect to oil prices; the Company’s ability to achieve its expense targets, net interest income expectations, or other projections; adverse changes to the Company's credit ratings from the major credit rating agencies; estimates of the fair value of certain of the Company's assets and liabilities; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements, including the approval of our internal models methodology for calculating counterparty credit risk for derivatives; the potential impact of total loss-absorbing capacity requirements; potential adverse changes to our global systemically important bank (G-SIB) surcharge; the potential impact of Federal Reserve actions on the Company's capital plans; the possible impact of the Company's failure to remediate shortcomings identified by banking regulators in the Company's Resolution Plan; the impact of implementation and compliance with U.S. and international laws, regulations and regulatory interpretations, including, but not limited to, recovery and resolution planning requirements, Federal Deposit Insurance Corporation (FDIC) assessments, the Volcker Rule, fiduciary standards and derivatives regulations; a failure in or breach of the Company's operational or security systems or infrastructure, or those of third parties, including as a result of cyber attacks; the impact on the Company's business, financial condition and results of operations from the planned exit of the United Kingdom from the European Union; and other similar matters. "Bank of America Merrill Lynch" is the marketing name for the Global Banking and Global Markets businesses of Bank of America Corporation. Lending, derivatives and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (Investment Banking Affiliates), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker- dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates. For more Bank of America news, visit the Bank of America newsroom at http://newsroom.bankofamerica.com. www.bankofamerica.com

12

Bank of America Corporation and Subsidiaries

Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Nine Months Ended September 30 2017	Nine Months Ended September 30 2016	Third Quarter 2017	Second Quarter 2017	Third Quarter 2016
Net interest income	$ 33,205	$ 30,804	$ 11,161	$ 10,986	$ 10,201
Noninterest income	33,711	32,907	10,678	11,843	11,434
Total revenue, net of interest expense	66,916	63,711	21,839	22,829	21,635
Provision for credit losses	2,395	2,823	834	726	850
Noninterest expense	41,713	41,790	13,139	13,726	13,481
Income before income taxes	22,808	19,098	7,866	8,377	7,304
Income tax expense	7,096	5,888	2,279	3,108	2,349
Net income	$ 15,712	$ 13,210	$ 5,587	$ 5,269	$ 4,955
Preferred stock dividends	1,328	1,321	465	361	503
Net income applicable to common shareholders	$ 14,384	$ 11,889	$ 5,122	$ 4,908	$ 4,452
Average common shares issued and outstanding	10,103,386	10,312,878	10,197,891	10,013,503	10,250,124
Average diluted common shares issued and outstanding	10,820,425	11,046,807	10,725,482	10,822,069	11,000,473
Summary Average Balance Sheet					
Total debt securities	$ 432,775	$ 414,115	$ 436,886	$ 431,132	$ 423,182
Total loans and leases	915,678	897,760	918,129	914,717	900,594
Total earning assets	1,912,629	1,861,019	1,919,502	1,922,747	1,870,062
Total assets	2,257,293	2,183,905	2,270,872	2,269,153	2,189,490
Total deposits	1,261,782	1,213,029	1,271,711	1,256,838	1,227,186
Common shareholders' equity	246,195	240,440	249,624	246,003	243,679
Total shareholders' equity	271,012	264,907	273,648	271,223	268,899
Performance Ratios					
Return on average assets	0.93%	0.81%	0.98%	0.93%	0.90%
Return on average common shareholders' equity	7.81	6.61	8.14	8.00	7.27
Return on average tangible common shareholders' equity [(1)]	10.95	9.40	11.32	11.23	10.28
Per common share information					
Earnings	$ 1.42	$ 1.15	$ 0.50	$ 0.49	$ 0.43
Diluted earnings	1.35	1.10	0.48	0.46	0.41
Dividends paid	0.27	0.175	0.12	0.075	0.075
Book value	23.92	24.19	23.92	24.88	24.19
Tangible book value [(1)]	17.23	17.14	17.23	17.78	17.14

Summary Period-End Balance Sheet	September 30 2017	June 30 2017	September 30 2016
Total debt securities	$ 439,209	$ 434,517	$ 434,914
Total loans and leases	927,117	916,666	905,008
Total earning assets	1,938,821	1,909,192	1,877,928
Total assets	2,283,896	2,254,529	2,195,314
Total deposits	1,284,417	1,262,980	1,232,895
Common shareholders' equity	250,136	245,767	244,863
Total shareholders' equity	272,459	270,987	270,083
Common shares issued and outstanding	10,457,474	9,878,118	10,123,845

Credit Quality	Nine Months Ended September 30 2017	Nine Months Ended September 30 2016	Third Quarter 2017	Second Quarter 2017	Third Quarter 2016
Total net charge-offs [(2)]	$ 2,742	$ 2,941	$ 900	$ 908	$ 888
Net charge-offs as a percentage of average loans and leases outstanding [(3)]	0.40%	0.44%	0.39%	0.40%	0.40%
Provision for credit losses	$ 2,395	$ 2,823	$ 834	$ 726	$ 850

	September 30 2017	June 30 2017	September 30 2016
Total nonperforming loans, leases and foreclosed properties [(4)]	$ 6,869	$ 7,127	$ 8,737
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties [(3)]	0.75%	0.78%	0.97%
Allowance for loan and lease losses	$ 10,693	$ 10,875	$ 11,692
Allowance for loan and lease losses as a percentage of total loans and leases outstanding [(3)]	1.16%	1.20%	1.30%

For footnotes see page 13.

Current period information is preliminary and based on company data available at the time of the presentation.

13

Bank of America Corporation and Subsidiaries

Selected Financial Data (continued)

(Dollars in millions)

	Basel 3 Transition		
Capital Management	**September 30 2017**	June 30 2017	September 30 2016
Risk-based capital metrics [6]:			
Common equity tier 1 capital	**$ 176,094**	$ 171,431	$ 169,925
Common equity tier 1 capital ratio	**11.9%**	11.6%	11.0%
Tier 1 leverage ratio	**9.0**	8.9	9.1
Tangible equity ratio [7]	**9.1**	9.2	9.4
Tangible common equity ratio [7]	**8.1**	8.0	8.2

Regulatory Capital Reconciliations [5, 6, 8]	**September 30 2017**	June 30 2017	September 30 2016
Regulatory capital – Basel 3 transition to fully phased-in			
Common equity tier 1 capital (transition)	**$ 176,094**	$ 171,431	$ 169,925
Deferred tax assets arising from net operating loss and tax credit carryforwards phased in during transition	**(1,357)**	(1,457)	(3,143)
Accumulated OCI phased in during transition	**(747)**	(845)	188
Intangibles phased in during transition	**(316)**	(338)	(853)
Defined benefit pension fund assets phased in during transition	**(187)**	(181)	(375)
DVA related to liabilities and derivatives phased in during transition	**158**	156	168
Other adjustments and deductions phased in during transition	**(77)**	(62)	(35)
Common equity tier 1 capital (fully phased-in)	**$ 173,568**	$ 168,704	$ 165,875
Risk-weighted assets – As reported to Basel 3 (fully phased-in)			
Basel 3 Standardized approach risk-weighted assets as reported	**$ 1,407,423**	$ 1,389,696	$ 1,395,541
Changes in risk-weighted assets from reported to fully phased-in	**12,709**	15,413	15,587
Basel 3 Standardized approach risk-weighted assets (fully phased-in)	**$ 1,420,132**	$ 1,405,109	$ 1,411,128
Basel 3 Advanced approaches risk-weighted assets as reported	**$ 1,482,587**	$ 1,477,633	$ 1,547,221
Changes in risk-weighted assets from reported to fully phased-in	**(21,768)**	(13,545)	(23,502)
Basel 3 Advanced approaches risk-weighted assets (fully phased-in) [9]	**$ 1,460,819**	$ 1,464,088	$ 1,523,719
Regulatory capital ratios			
Basel 3 Standardized approach common equity tier 1 (transition)	**12.5%**	12.3%	12.2%
Basel 3 Advanced approaches common equity tier 1 (transition)	**11.9**	11.6	11.0
Basel 3 Standardized approach common equity tier 1 (fully phased-in)	**12.2**	12.0	11.8
Basel 3 Advanced approaches common equity tier 1 (fully phased-in) [9]	**11.9**	11.5	10.9

(1) Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. Tangible book value per share provides additional useful information about the level of tangible assets in relation to outstanding shares of common stock. See Reconciliations to GAAP Financial Measures on pages 17-18.

(2) Includes non-U.S. credit card net charge-offs of $75 million for the nine months ended September 30, 2017, including $0, $31 million and $44 million for the three months ended September 30, 2017, June 30, 2017 and March 31, 2017, respectively. These net charge-offs represent net charge-offs of non-U.S. credit card loans, which were sold in the second quarter of 2017.

(3) Ratios do not include loans accounted for under the fair value option. Charge-off ratios are annualized for the quarterly presentation.

(4) Balances do not include past due consumer credit card loans, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale or accounted for under the fair value option.

(5) Common equity tier 1 (CET1) capital, risk-weighted assets (RWA) and CET1 ratio as shown on a fully phased-in basis are non-GAAP financial measures.

(6) As an Advanced approaches institution, we are required to report regulatory capital risk-weighted assets and ratios under both the Standardized and Advanced approaches. The approach that yields the lower ratio is to be used to assess capital adequacy, which is the Advanced approaches for the periods presented.

(7) Tangible equity ratio equals period-end tangible shareholders' equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders' equity divided by period-end tangible assets. Tangible shareholders' equity and tangible assets are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. See Reconciliations to GAAP Financial Measures on pages 17-18.

(8) Fully phased-in estimates are non-GAAP financial measures. For reconciliations to GAAP financial measures, see pages 17-18.

(9) Basel 3 fully phased-in Advanced approaches estimates assume approval by U.S. banking regulators of our internal models methodology (IMM) for calculating counterparty credit risk regulatory capital for derivatives. As of September 30, 2017, we did not have regulatory approval of the IMM model. Basel 3 fully phased-in Common equity tier 1 capital ratio would be reduced by approximately 25 bps if IMM is not used.

Certain prior period amounts have been reclassified to conform to current period presentation.

Current period information is preliminary and based on company data available at the time of the presentation.

14

Bank of America Corporation and Subsidiaries

Quarterly Results by Business Segment and All Other

(Dollars in millions)

	Third Quarter 2017				
	Consumer Banking	**GWIM**	**Global Banking**	**Global Markets**	**All Other**
Total revenue, net of interest expense (FTE basis) [1]	**$ 8,774**	**$ 4,620**	**$ 4,986**	**$ 3,900**	**$ (201)**
Provision for credit losses	**967**	**16**	**48**	**(6)**	**(191)**
Noninterest expense	**4,459**	**3,370**	**2,118**	**2,710**	**482**
Net income	**2,087**	**769**	**1,758**	**756**	**217**
Return on average allocated capital [2]	**22%**	**22%**	**17%**	**9%**	**n/m**
Balance Sheet					
Average					
Total loans and leases	**$ 268,810**	**$ 154,333**	**$ 346,093**	**$ 72,347**	**$ 76,546**
Total deposits	**658,974**	**239,647**	**315,692**	**32,125**	**25,273**
Allocated capital [2]	**37,000**	**14,000**	**40,000**	**35,000**	**n/m**
Period end					
Total loans and leases	**$ 272,360**	**$ 155,871**	**$ 349,838**	**$ 76,225**	**$ 72,823**
Total deposits	**669,647**	**237,771**	**319,545**	**33,382**	**24,072**

	Second Quarter 2017				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 8,509	$ 4,695	$ 5,039	$ 3,947	$ 876
Provision for credit losses	834	11	15	25	(159)
Noninterest expense	4,411	3,392	2,154	2,650	1,119
Net income (loss)	2,031	804	1,786	830	(182)
Return on average allocated capital [2]	22%	23%	18%	10%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 261,537	$ 150,812	$ 345,063	$ 69,638	$ 87,667
Total deposits	652,787	245,329	300,483	31,919	26,320
Allocated capital [2]	37,000	14,000	40,000	35,000	n/m
Period end					
Total loans and leases	$ 265,938	$ 153,468	$ 344,457	$ 73,973	$ 78,830
Total deposits	662,678	237,131	303,205	33,363	26,603

	Third Quarter 2016				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 7,968	$ 4,379	$ 4,746	$ 4,358	$ 412
Provision for credit losses	698	7	118	19	8
Noninterest expense	4,371	3,255	2,152	2,656	1,047
Net income (loss)	1,813	698	1,551	1,074	(181)
Return on average allocated capital [2]	21%	21%	17%	12%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 248,683	$ 143,207	$ 334,363	$ 69,043	$ 105,298
Total deposits	605,705	253,812	307,288	32,840	27,541
Allocated capital [2]	34,000	13,000	37,000	37,000	n/m
Period end					
Total loans and leases	$ 251,125	$ 144,980	$ 334,120	$ 72,144	$ 102,639
Total deposits	618,027	252,962	302,413	31,692	27,801

[1] Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices.

[2] Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

Current period information is preliminary and based on company data available at the time of the presentation.

15

Bank of America Corporation and Subsidiaries

Year-to-Date Results by Business Segment and All Other

(Dollars in millions)

	Nine Months Ended September 30, 2017				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 25,567	$ 13,907	$ 14,980	$ 12,555	$ 581
Provision for credit losses	2,639	50	80	2	(376)
Noninterest expense	13,280	10,091	6,435	8,117	3,790
Net income (loss)	6,010	2,346	5,273	2,883	(800)
Return on average allocated capital [2]	22%	22%	18%	11%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 262,804	$ 151,205	$ 344,683	$ 70,692	$ 86,294
Total deposits	649,204	247,389	307,163	32,397	25,629
Allocated capital [2]	37,000	14,000	40,000	35,000	n/m
Period end					
Total loans and leases	$ 272,360	$ 155,871	$ 349,838	$ 76,225	$ 72,823
Total deposits	669,647	237,771	319,545	33,382	24,072

	Nine Months Ended September 30, 2016				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 23,620	$ 13,273	$ 13,896	$ 12,618	$ 970
Provision for credit losses	1,955	46	870	23	(71)
Noninterest expense	13,324	9,816	6,450	7,690	4,510
Net income (loss)	5,253	2,141	4,141	3,159	(1,484)
Return on average allocated capital [2]	21%	22%	15%	11%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 243,191	$ 141,169	$ 332,474	$ 69,315	$ 111,611
Total deposits	593,501	256,356	301,175	34,409	27,588
Allocated capital [2]	34,000	13,000	37,000	37,000	n/m
Period end					
Total loans and leases	$ 251,125	$ 144,980	$ 334,120	$ 72,144	$ 102,639
Total deposits	618,027	252,962	302,413	31,692	27,801

[1] Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices.

[2] Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

Current period information is preliminary and based on company data available at the time of the presentation.

16

Bank of America Corporation and Subsidiaries

Supplemental Financial Data

(Dollars in millions)

Fully taxable-equivalent (FTE) basis data [1]	Nine Months Ended September 30 2017	Nine Months Ended September 30 2016	Third Quarter 2017	Second Quarter 2017	Third Quarter 2016
Net interest income	$ 33,879	$ 31,470	$ 11,401	$ 11,223	$ 10,429
Total revenue, net of interest expense	67,590	64,377	22,079	23,066	21,863
Net interest yield	2.36%	2.26%	2.36%	2.34%	2.23%
Efficiency ratio	61.71	64.91	59.51	59.51	61.66

Other Data	September 30 2017	June 30 2017	September 30 2016
Number of financial centers - U.S.	4,511	4,542	4,629
Number of branded ATMs - U.S.	15,973	15,972	15,959
Headcount	209,839	210,904	211,877

[1] FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. See Reconciliations to GAAP Financial Measures on pages 17-18.

Certain prior period amounts have been reclassified to conform to current period presentation.

Current period information is preliminary and based on company data available at the time of the presentation.

17

Bank of America Corporation and Subsidiaries

Reconciliations to GAAP Financial Measures

(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. Total revenue, net of interest expense, on a fully taxable-equivalent basis includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. The Corporation presents related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. For purposes of this calculation, the Corporation uses the federal statutory tax rate of 35 percent. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield measures the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents an adjusted shareholders' equity or common shareholders' equity amount which has been reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible common shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

See the tables below and on page 18 for reconciliations of these non-GAAP financial measures to financial measures defined by GAAP for the nine months ended September 30, 2017 and 2016 and the three months ended September 30, 2017, June 30, 2017 and September 30, 2016. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in understanding its results of operations and trends. Other companies may define or calculate supplemental financial data differently.

	Nine Months Ended September 30		Third Quarter	Second Quarter	Third Quarter
	2017	2016	**2017**	2017	2016
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis					
Net interest income	**$ 33,205**	$ 30,804	**$ 11,161**	$ 10,986	$ 10,201
Fully taxable-equivalent adjustment	**674**	666	**240**	237	228
Net interest income on a fully taxable-equivalent basis	**$ 33,879**	$ 31,470	**$ 11,401**	$ 11,223	$ 10,429
Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis					
Total revenue, net of interest expense	**$ 66,916**	$ 63,711	**$ 21,839**	$ 22,829	$ 21,635
Fully taxable-equivalent adjustment	**674**	666	**240**	237	228
Total revenue, net of interest expense on a fully taxable-equivalent basis	**$ 67,590**	$ 64,377	**$ 22,079**	$ 23,066	$ 21,863
Reconciliation of income tax expense to income tax expense on a fully taxable-equivalent basis					
Income tax expense	**$ 7,096**	$ 5,888	**$ 2,279**	$ 3,108	$ 2,349
Fully taxable-equivalent adjustment	**674**	666	**240**	237	228
Income tax expense on a fully taxable-equivalent basis	**$ 7,770**	$ 6,554	**$ 2,519**	$ 3,345	$ 2,577
Reconciliation of average common shareholders' equity to average tangible common shareholders' equity					
Common shareholders' equity	**$ 246,195**	$ 240,440	**$ 249,624**	$ 246,003	$ 243,679
Goodwill	**(69,398)**	(69,752)	**(68,969)**	(69,489)	(69,744)
Intangible assets (excluding mortgage servicing rights)	**(2,737)**	(3,480)	**(2,549)**	(2,743)	(3,276)
Related deferred tax liabilities	**1,503**	1,666	**1,465**	1,506	1,628
Tangible common shareholders' equity	**$ 175,563**	$ 168,874	**$ 179,571**	$ 175,277	$ 172,287
Reconciliation of average shareholders' equity to average tangible shareholders' equity					
Shareholders' equity	**$ 271,012**	$ 264,907	**$ 273,648**	$ 271,223	$ 268,899
Goodwill	**(69,398)**	(69,752)	**(68,969)**	(69,489)	(69,744)
Intangible assets (excluding mortgage servicing rights)	**(2,737)**	(3,480)	**(2,549)**	(2,743)	(3,276)
Related deferred tax liabilities	**1,503**	1,666	**1,465**	1,506	1,628
Tangible shareholders' equity	**$ 200,380**	$ 193,341	**$ 203,595**	$ 200,497	$ 197,507

Certain prior period amounts have been reclassified to conform to current period presentation.

Current period information is preliminary and based on company data available at the time of the presentation.

Current period information is preliminary and based on company data available at the time of the presentation. 18 Bank of America Corporation and Subsidiaries Reconciliations to GAAP Financial Measures (continued) (Dollars in millions) Nine Months Ended September 30 Third Quarter 2017 Second Quarter 2017 Third Quarter 20162017 2016 Reconciliation of period-end common shareholders’ equity to period-end tangible common shareholders’ equity Common shareholders’ equity $ 250,136 $ 244,863 $ 250,136 $ 245,767 $ 244,863 Goodwill (68,968) (69,744) (68,968) (68,969) (69,744) Intangible assets (excluding mortgage servicing rights) (2,459) (3,168) (2,459) (2,610) (3,168) Related deferred tax liabilities 1,435 1,588 1,435 1,471 1,588 Tangible common shareholders’ equity $ 180,144 $ 173,539 $ 180,144 $ 175,659 $ 173,539 Reconciliation of period-end shareholders’ equity to period-end tangible shareholders’ equity Shareholders’ equity $ 272,459 $ 270,083 $ 272,459 $ 270,987 $ 270,083 Goodwill (68,968) (69,744) (68,968) (68,969) (69,744) Intangible assets (excluding mortgage servicing rights) (2,459) (3,168) (2,459) (2,610) (3,168) Related deferred tax liabilities 1,435 1,588 1,435 1,471 1,588 Tangible shareholders’ equity $ 202,467 $ 198,759 $ 202,467 $ 200,879 $ 198,759 Reconciliation of period-end assets to period-end tangible assets Assets $ 2,283,896 $ 2,195,314 $ 2,283,896 $ 2,254,529 $ 2,195,314 Goodwill (68,968) (69,744) (68,968) (68,969) (69,744) Intangible assets (excluding mortgage servicing rights) (2,459) (3,168) (2,459) (2,610) (3,168) Related deferred tax liabilities 1,435 1,588 1,435 1,471 1,588 Tangible assets $ 2,213,904 $ 2,123,990 $ 2,213,904 $ 2,184,421 $ 2,123,990 Book value per share of common stock Common shareholders’ equity $ 250,136 $ 244,863 $ 250,136 $ 245,767 $ 244,863 Ending common shares issued and outstanding 10,457,474 10,123,845 10,457,474 9,878,118 10,123,845 Book value per share of common stock $ 23.92 $ 24.19 $ 23.92 $ 24.88 $ 24.19 Tangible book value per share of common stock Tangible common shareholders’ equity $ 180,144 $ 173,539 $ 180,144 $ 175,659 $ 173,539 Ending common shares issued and outstanding 10,457,474 10,123,845 10,457,474 9,878,118 10,123,845 Tangible book value per share of common stock $ 17.23 $ 17.14 $ 17.23 $ 17.78 $ 17.14 Certain prior period amounts have been reclassified to conform to current period presentation.